Exhibit 99.1

PSB HOLDINGS, INC. AUTHORIZES THE REPURCHASE OF UP TO 10,000 SHARES OF THE COMPANY’S COMMON STOCK DURING THE MARCH 2014 QUARTER

Wausau, WI. – December 23, 2013 – PSB Holdings, Inc. (OTCQB: PSBQ) announced that its Board of Directors has authorized the repurchase of up to 10,000 shares, or approximately 0.6%, of the Company’s outstanding common stock as available on the open market at prices up to $30.00 per share.  This repurchase plan is a continuation of similar quarterly plans which during the two years ended December 31, 2013 repurchased a total of 20,230 shares.

The stock repurchase program is carried out through open market purchases pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission.  The stock may be repurchased on an ongoing basis as well as in future quarterly periods and will be subject to the availability of stock, general market conditions, the trading price of the stock, alternative uses for capital, and the Company’s financial performance.  Any repurchased shares will be held as Treasury Stock and will be available for general corporate purposes.

About PSB Holdings, Inc.

PSB Holdings, Inc. is the parent company of Peoples State Bank. Peoples is a community bank with $700 million of total assets headquartered in Wausau, Wisconsin, operating eight full service retail and commercial banking locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties. In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.  PSB Holdings, Inc. is publicly owned and traded under the stock symbol PSBQ.  More information about PSB, its management, and its financial performance may be found at www.psbholdingsinc.com.  PSB’s common stock is available for purchase on the open market by contacting your investment advisor.

Forward - Looking Statements

This press release may contain forward-looking statements which are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  These forward-looking statements involve certain risks and uncertainties.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, include among others, the following  possibilities: (1) changes in the interest rate environment; (2) competitive pressure among financial services companies; (3) general economic conditions including an increase in non-performing loans that could result from an economic downturn; (4) changes in legislation or regulatory requirements; (5) increased risk associated with an increase in commercial real-estate and business loans and non-performing loans; and (6) other assumptions outlined under “Forward – Looking Statements” and elsewhere in Item 1A of PSB Holdings, Inc. Form 10-K for the year ended December 31, 2012.  PSB Holdings, Inc. assumes no obligation to update or supplement forward-looking statements that become untrue because of events subsequent to the date of this press release.